Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205583

July 12, 2016

The Michaels Companies Announces Secondary Offering of 11 Million Shares of Common Stock by Selling
Stockholders and Repurchase by the Company of a Portion of Such Common Stock

IRVING, Texas, July 12, 2016 – The Michaels Companies, Inc. (NASDAQ: MIK) (the “Company”) today announced that certain of its stockholders (the “Selling Stockholders”) intend to offer for sale 11 million shares of the Company’s common stock pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (“SEC”), of which the Company intends to purchase from the underwriter 1 million shares of such common stock.  In conjunction with this offering, the Company announced that it anticipates that its results for the second quarter of fiscal 2016 will be in the lower-to-middle range of the previously disclosed guidance.

The Selling Stockholders will receive all of the net proceeds from this offering. No shares are being sold by the Company.

The Company’s per-share purchase price for the repurchased shares will be the same as the per-share purchase price payable by the underwriter to the Selling Stockholders.

Morgan Stanley will act as underwriter for the offering.

A registration statement relating to these shares was filed with the SEC on July 9, 2015 and became effective upon filing. The offering of these shares will be made only by means of a prospectus. Before you invest, you should read the prospectus, the registration statement and the documents incorporated by reference in that registration statement, as well as the prospectus supplement related to this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  When available, copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained from Morgan Stanley & Co. LLC – Attn: Prospectus Department – 180 Varick Street, 2nd Floor – New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America’s largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of April 30, 2016, the Company owned and operated 1,352 stores in 49 states and Canada under the brands Michaels, Aaron Brothers, and Pat Catan’s.  The Michaels Companies, Inc. also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the gift and decor industry.  The Michaels Companies, Inc. produces a number of exclusive private brands including Recollections®, Studio Decor™, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist’s Loft®, Craft Smart®, Loops & Threads®, Make Market®, Foamies®, LockerLookz®, and Sticky Sticks®.

Forward-Looking Statements:

Certain information contained in this news release, particularly information regarding the completion of the offering and the repurchase by the Company, constitute forward-looking statements. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, market conditions and other risks and uncertainties identified under the heading “Risk Factors” included in the prospectus, the Company’s Form 10-K filed with the SEC on March 17, 2016, which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:

Kiley F. Rawlins, CFA

972.409.7404

Kiley.Rawlins@michaels.com

ICR, Inc.

Farah Soi/Anne Rakunas

203.682.8200

Farah.Soi@icrinc.com/Anne.Rakunas@icrinc.com

or

Financial Media Contact:

ICR, Inc.

Michael Fox/Jessica Liddell

203.682.8200 / 203.682.8208

Michaels@icrinc.com